Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Brick Top Productions, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated July , 2011, relating to the consolidated balance sheets of Brick Top Productions, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2010, for the period from February 20, 2009 (inception) through December 31, 2009 and for the period from February 20, 2009 (inception) through December 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

December 29, 2011